                                                               EXHIBIT 1-A(6)(a)


                      CERTIFIED ARTICLES OF INCORPORATION

                    KEMPER INVESTORS LIFE INSURANCE COMPANY


         I, Frank J. Julian, Assistant Secretary of Kemper Investors Life Insurance Company, certify that the attached is a true and correct copy of the Amended Articles of Incorporation of Kemper Investors Life Insurance Company and that said Articles are in full force and effect as of the date hereon.

         IN WITNESS, I have signed this certification on the 18th day of December, 1995.



                                                          /s/ Frank J. Julian
                                                          -------------------

                                                        Amended October 28, 1992


                       AMENDED ARTICLES OF INCORPORATION
                                       OF
                    KEMPER INVESTORS LIFE INSURANCE COMPANY

Article 1. The name of the Corporation shall be KEMPER INVESTORS LIFE INSURANCE COMPANY.

Article 2. The principal office of the Corporation shall be located in Long Grove, County of Lake, State of Illinois.

Article 3.  The duration of the Corporation shall be perpetual.

Article 4. The purposes for which the Corporation is formed and the class of insurance business in which the Corporation may engage in are as follows:

(a) Life: Insurance on the lives of persons and every insurance appertaining thereto or connected therewith and granting, purchasing or disposing of annuities. Policies of life or endowment insurance or annuity contracts or contracts supplemental thereto which contain provisions for additional benefits in case of death by accidental means and provisions operating to safeguard such policies or contracts against lapse or to give a special surrender value, or special benefit, or an annuity, in the event, that the insured or annuitant shall become totally and permanently disabled as defined by the policy or contract, shall be deemed to be policies of life or endowment insurance or annuity contracts within the intent of this clause.

(b) Accident and Health: Insurance against bodily injury, disablement or death by accident and against disablement resulting from sickness or old age and every insurance appertaining thereto.

Article 5. The corporate powers shall be exercised by a board of directors, not less than three nor more than twenty-one in number, at least three of whom are residents and citizens of the State of Illinois, elected by the shareholders of the Corporation at the first meeting of shareholders held following incorporation and thereafter the directors shall be elected by the shareholders of the Corporation at the annual meeting. In all elections for directors each shareholder shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares of stock shall equal, or to distribute them on the same principle among as many candidates as he may desire. A director shall serve for a term of one year and until his successor is duly elected and qualified. The shareholders at any regular or special meeting may fill any vacancy in the board of directors for the unexpired term.

Article 6. The amount of the authorized capital of the Corporation shall be $3,000,000 consisting of 300,000 common shares with a par value of $10.00 each. The number of common shares to be issued and outstanding at the effective date of this Article shall be 250,000 shares.

The board of directors shall have the power, by appropriate resolution, to authorize the issuance or sale at any time, or from time to time, of the whole or any part of the 50,000 authorized but unissued common shares as additions to the paid-up capital pursuant to permits issued at any time or from time to time by the Director of Insurance of the State of Illinois.

Article 7. The board of directors shall adopt bylaws for its own government and for the government of the business of the Corporation.

Article 8. The Corporation may issue both participating and non-participating policies. The board of directors shall have the power to determine the amount and manner of payment of dividends to the holders of participating policies. Such dividends shall be in accordance with such rates and rules and applicable to such kind or kinds of insurance as may be determined by the board of directors, which shall have power to adopt any bylaws or resolutions pertaining to such declaration and payment which in the judgment of the said board of directors seem necessary or desirable.

Article 9. The Corporation shall have such other power and authority to exercise and conduct business not inconsistent with the laws of the State of Illinois as presently in effect or as may be amended from time to time.

         IN WITNESS WHEREOF, we have hereto subscribed our names and caused the seal of Kemper Investors Life Insurance Company to be affixed at Long Grove, Illinois, this 28th day of October, 1992.

[SEAL]
                                    /s/ John B. Scott, Chairman and Chief
                                   ---------------------------------------
                                        John B. Scott, Chairman and Chief
                                        Executive Officer


                                    /s/ Kathleen A. Gallichio, Corporate
                                   ---------------------------------------
                                        Kathleen A. Gallichio, Corporate
                                        Counsel and Corporate Secretary




                                               Approved Nov. 12, 1992
                                                        --------------
                                                             Date


                                                 State of Illinois
                                                   Department of Insurance

                                               by: /s/ Stephen F. Selcke
                                                   -----------------------
                                                   Director of Insurance


                                     - 2 -